PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-43766



                                     [LOGO]



                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Adobe Systems Incorporated(1)                               ADBE           12           NASDAQ
           BMC Software, Inc.                                          BMC             7            NYSE
           Check Point Software Technologies Ltd.                      CHKP            6           NASDAQ
           Computer Associates International, Inc.                      CA            17            NYSE
           Intuit Inc.                                                 INTU            6           NASDAQ
           Macromedia, Inc.                                            MACR            1           NASDAQ
           Mercury Interactive Corporation                             MERQ            2           NASDAQ
           Micromuse Inc.                                              MUSE            2           NASDAQ
           Microsoft Corporation                                       MSFT           30           NASDAQ
           Nuance Communications Inc.                                  NUAN            1           NASDAQ
           Openwave Systems Inc.                                       OPWV         0.6667         NASDAQ
           Oracle Corporation                                          ORCL           24           NASDAQ
           SAP AG-preference shares *                                  SAP            16            NYSE
           Sapient Corporation                                         SAPE            3           NASDAQ
           Siebel Systems, Inc.                                        SEBL            8           NASDAQ
           TIBCO Software Inc.                                         TIBX            5           NASDAQ
           Veritas Software Corporation                                VRTS            7           NASDAQ

           -------------------------------

(1)  As a result of a 2 for 1 stock split of Adobe Systems Incorporated (NASDAQ:
     "ADBE") on May 27, 2005, the number of shares of Adobe Systems Incorporated represented by each 100 round lot of Software HOLDRS has been increased from 6 shares to 12 shares.

*The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.